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FORM 4
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
                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION         -------------------------------
                                          Washington, D.C. 20549                       |       OMB APPROVAL          |
                                                                                       -------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            | OMB Number:  3235-0287      |
[ ] Check this box if no                                                               | Expires:  December 31, 2000 |
    longer subject to         Filed pursuant to Section 16(a) of the Securities        | Estimated average burden    |
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the           | hours per response ... 0.5  |
    or Form 5 obligations         Public Utility Holding Company Act of 1935           -------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|  Gore           Richard            D.      |    Province Healthcare Company (PRHC)        |     to Issuer (Check all applicable) |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [X] Other (specify|
|                                            |    Person, if an entity |     12/2000        |              title           below)  |
|  105 Westwood Place, Suite 400             |                         |                    |              below)                  |
|                                            |    (Voluntary)          |                    |  Vice Chairman of the Board and CFO  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check Applicable Line)            |
|                                            |                         |    (Month/Year)    |   [X] Form filed by One              |
| Brentwood,       TN                37027   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form filed by More than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |  Amount  | (A) or|   Price|                    |   (I)       |   ship   |
|                     |                   |       |      |          | (D)   |        |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |          |       |        |                    |             |   4)     |
|---------------------|-------------------|-------|------|----------|-------|--------|--------------------|-------------|----------|
| Common Stock        |   12/19/00        |  S    |      |  60,000  |  D    |  $38.00|     133,193 (See   |     D       |          |
|                     |                   |       |      |          |       |   per  |        Note 1)     |             |          |
|                     |                   |       |      |          |       |  share |                    |             |          |
|---------------------|-------------------|-------|------|----------|-------|--------|--------------------|-------------|----------|
| Common Stock        |   12/21/00        |  S    |      |  40,000  |  D    |$38.0938|       133,193      |     D       |          |
|                     |                   |       |      |          |       |   per  |                    |             |          |
|                     |                   |       |      |          |       |  share |                    |             |          |
|---------------------|-------------------|-------|------|----------|-------|--------|--------------------|-------------|----------|
|                     |                   |       |      |          |       |        |                    |             |          |
|---------------------|-------------------|-------|------|----------|-------|--------|--------------------|-------------|----------|
|                     |                   |       |      |          |       |        |                    |             |          |
|---------------------|-------------------|-------|------|----------|-------|--------|--------------------|-------------|----------|
|                     |                   |       |      |          |       |        |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                               Potential persons who are to respond to the collection of information                         (Over)
                               contained in this form are not required to respond unless the form                   SEC 1474 (3-99)
                               displays a currently valid OMB control number.

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



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:
Note 1:  The amount of securities beneficially owned at the end of the month has been adjusted to correct an error in the amount reported on the Reporting Person's Form 4 for the month of September 2000, which did not properly reflect the adjustment for the Company's 3-for-2 stock split on September 28, 2000.

**  Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Richard D. Gore                1/9/2001
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   --------
                                                                                      **Signature of Reporting Person     Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-99)

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